Exhibit 15.1





  September 18, 1996




  Sterling Chemicals Holdings, Inc.:

  We are aware that Sterling Chemicals Holdings, Inc. has incorporated by reference in this Registration Statement on Form S-8 its Form 10-Q for each of the quarters ended December 31, 1995, March 31, 1996, and June 30, 1996, which include our reports dated January 23, 1996, April 24, 1996, and July 15, 1996, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

  Very truly yours,

  Arthur Andersen LLP